Exhibit 99.1

Monroe Capital Corporation Expands its Syndicated Credit Facility to $200 Million

CHICAGO, IL, February 23, 2017 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) today announced that current loan commitments on its syndicated credit facility led by ING Capital LLC have increased by $40 million to $200 million. As previously disclosed, the Company’s revolving credit facility can expand up to a total of $300 million in commitments pursuant to an accordion feature.

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe Capital LLC has been recognized by the M&A Advisor as the 2016 Lender Firm of the Year; Global M&A Network as the 2016 Small Middle Markets Lender of the Year; Private Debt Investor as the 2015 Lower-Mid Market Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

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FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE: Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com
Media Contact:	Emily Stoermer
BackBay Communications
(617) 391-0801
Email: Emily.Stoermer@backbaycommunications.com

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